Exhibit 99.1

NEWS RELEASE

Azure Midstream Partners, LP Anticipates Units to Begin Trading on the OTCQB Market

DALLAS, June 6, 2016—Azure Midstream Partners, LP (NYSE: AZUR) (“Azure”, the “Partnership”), today announced that it was notified by the New York Stock Exchange (the “NYSE”) that the NYSE has determined to commence proceedings to delist its common units (the “Common Units”) from the NYSE.  These proceedings are a result of Azure’s failure to comply with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual that require Azure to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its Common Units.   The NYSE also suspended the trading of the Common Units at the close of trading on June 3, 2016.

The NYSE has informed Azure that it will file a Form 25-NSE with the Securities and Exchange Commission, which will remove Azure’s securities from listing and registration on the NYSE.  Azure is presently considering what actions, if any, it may take in response to the decision. However, the Partnership anticipates that the Common Units will begin trading on the OTCQB Market at the open on Monday, June 6, 2016.  Azure expects its OTCQB ticker symbol to be the same as its NYSE symbol: AZUR.  The Partnership will remain subject to the public reporting requirements of the Securities and Exchange Commission following the transfer to the OTCQB.

About Azure Midstream Partners, LP

Azure Midstream Partners, LP, headquartered in Dallas, Texas, is a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets. The Partnership provides natural gas gathering, transportation, and processing services; as well as NGL transportation and crude oil logistics services. The Partnership’s assets include 1,002 miles of gathering lines in the Shelby Trough sub-play of the Haynesville Shale and the horizontal Cotton Valley play located in east Texas and north Louisiana that are capable of gathering 1.9 Bcf/d. The Partnership also has four natural gas processing facilities with 310 MMcf/d of cumulative processing capacity located in the Panola, San Augustine and Tyler Counties of Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines capable of transporting 21,000 barrels per day, and three crude oil transloading facilities containing six crude oil transloaders with a combined capacity of 31,200 Bbls/d. www.azuremidstreampartners.com

Contact:  Steven C. Sullivan 518-587-5995